EXHIBIT 10

[Triangle Bancorp logo]
News Release

For more information, contact:
Michael S. Patterson, Chairman and CEO
Debra L. Lee, Chief Financial Officer
(919) 881-0455

FOR IMMEDIATE RELEASE:
 May 5, 1997

TRIANGLE BANCORP, INC. AND BANK OF MECKLENBURG
ANNOUNCE EXECUTION OF DEFINITIVE MERGER AGREEMENT

     Raleigh, NC ... Triangle Bancorp, Inc. (Triangle) and Bank of Mecklenburg have executed a definitive merger agreement announced Michael S. Patterson, chairman and CEO of Triangle. This completes the first phase of the merger which will result in Bank of Meckleburg becoming a wholly-owned subsidiary of Triangle. The transaction will be a tax-free stock for stock exchange of one share of Triangle common stock for each share of Bank of Mecklenburg stock.

      As of March 31, 1997, Triangle, headquartered in Raleigh, reported total assets of more than $1 billion, while Bank of Mecklenburg reported total assets of $273.5 million.

     In a statement following the signing of the agreement, Mr. Patterson said, "The execution of the definitive agreement enables us to move forward with our merger plans. We are excited about this opportunity to work with the management, staff and directors of Bank of Mecklenburg, and building upon the successful bank they have in the dynamic Charlotte market."

     It is anticipated that the completion of the merger will take place during the fourth quarter of 1997, subject to approval by the stockholders of Triangle and Bank of Mecklenburg, as well as applicable regulatory agencies.

     Triangle is the holding company of Triangle Bank, which operates 46 offices in the Triangle area and eastern North Carolina. Bank of Mecklenburg currently operates 3 offices in Mecklenburg County.